Exhibit 5.1

1200 G Street, Suite 800
Washington DC 20005
www.FisherBroyles.com

February 11, 2021

Future FinTech Group Inc.

Americas Tower

1177 Avenue of The Americas, Suite 5100

New York, NY 10036

Ladies and Gentlemen:

We have acted as legal counsel to Future FinTech Group Inc., a Florida corporation (the “Company”), in connection with the issuance by the Company of 2,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”).

The Shares are being offered and sold by the Company pursuant to a Securities Purchase Agreement, dated February 9, 2021 (the “Purchase Agreement”) and an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-224686) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on December 11, 2020, the statutory prospectus included in the Registration Statement, as amended (the “Base Prospectus”), and the prospectus supplement, dated February 9, 2021 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus or the Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Shares.

In connection with this opinion, we have examined the Purchase Agreement, the Registration Statement, the Base Prospectus, and the Prospectus Supplement. In addition, we have reviewed such corporate records and documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. As to various factual matters that are material to our opinion letter, we have relied upon certificates of public officials and certificates, resolutions, documents, statements and other information of the Company or its representatives. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

Our opinion is limited to applicable statutory provisions of the Florida Business Corporation Act (the “FBCA”).   We are generally familiar with the FBCA as currently in effect and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.  We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof:

The Shares have been duly authorized for issuance pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against receipt of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement, and to the filing of this opinion as an exhibit to a Form 8-K filed by the Company on the date hereof. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

This opinion is issued to you solely for use in connection with the Registration Statement and the Prospectus Supplement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any other government agency or other person, without our prior written consent.

Very truly yours,

FISHERBROYLES, LLP

/s/ FisherBroyles, LLP